Exhibit 10.1

EXECUTIVE EMPLOYMENT TRANSITION AGREEMENT

THIS EXECUTIVE EMPLOYMENT TRANSITION AGREEMENT, dated effective as of October 19, 2012 (the “Effective Date”), is made by and between NetScout Systems, Inc. (the “Company”), and David P. Sommers (the “Executive”) residing at [address].

WHEREAS, the Company desires to continue to retain Executive as an employee to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services;

WHEREAS, Executive desires to continue to be employed by the Company and provide such services to the Company as an employee in return for certain compensation and benefits;

WHEREAS, Executive is currently party to that certain existing Amended and Restated Severance Agreement for Executive Officers, dated as of May 28, 2012, by and between the Company and Executive (the “Amended Severance Agreement”), and the Company and Executive agree that this Agreement shall supersede the Amended Severance Agreement in its entirety; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. Defined Terms. The definitions of capitalized terms used in this Agreement are provided in Section 21.

2. Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue in effect through March 31, 2015 (the “Term”).

3. Position. From the Effective Date through March 31, 2013 (the “2013 Fiscal Year”), Executive shall be employed full-time as the Executive Vice Chairman of the Company, subject to the terms and conditions set forth in this Agreement. From April 1, 2013 through March 31, 2014 (the “2014 Fiscal Year”) and from April 1, 2014 through March 31, 2015 (the “2015 Fiscal Year”), Executive shall be employed part-time as the Advisor to the Chief Executive Officer of the Company, subject to the terms and conditions set forth in this Agreement. Following the Effective Date, Executive will no longer be an “officer” of the Company (as defined in Section 16 of the Securities Exchange Act of 1934, as amended).

4. Duties. Executive will report to the Chief Executive Officer of the Company, performing such duties as are normally associated with his then current position and such duties as are assigned to him from time to time, subject to the oversight and direction of the Chief Executive Officer. Except as permitted by Section 9 herein, Executive shall devote his full business time, energy, and skill to the affairs of the Company and shall devote such hours as necessary to perform his duties to the Company.

5. Policies and Practices. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

6. Location and Travel. Unless the parties otherwise agree in writing, at all times during the Term, Executive’s principal place of business shall be at the Company’s corporate headquarters (or such other future Company location), provided, however, that the Company may from time to time require Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business.

7. Compensation and Benefits.

a. Base Salary. During his employment with the Company, Executive shall receive an annualized base salary of: (i) $265,000 for services performed in the 2013 Fiscal Year; (ii) $132,500 for services performed in the 2014 Fiscal Year; and (iii) $132,500 for services performed in the 2015 Fiscal Year; payable subject to applicable payroll deductions and withholdings in accordance with the Company’s standard payroll practices (“Base Salary”).

b. 2013 Fiscal Year Bonus. For the 2013 Fiscal Year, Executive will be eligible to earn a performance bonus of up to $230,000 (the “2013 Fiscal Year Bonus”). The 2013 Fiscal Year Bonus will be based upon the Board’s assessment of the Company’s and the Company’s senior management’s attainment of targeted goals during the 2013 Fiscal Year as set by the Board in its sole discretion. The 2013 Fiscal Year Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of the 2013 Fiscal Year, the Board will determine whether Executive has earned the 2013 Fiscal Year Bonus, and the amount of any 2013 Fiscal Year Bonus, based on the set criteria. No amount of the 2013 Fiscal Year Bonus is guaranteed, and Executive must be an employee in good standing on the 2013 Fiscal Year Bonus payment date to be eligible to receive a 2013 Fiscal Year Bonus. No partial or prorated bonuses will be provided unless and until so determined by the Board. The 2013 Fiscal Year Bonus, if earned, will be paid in accordance with the Company’s usual bonus payment practices, but no later than March 15, 2014. Executive’s eligibility for a 2013 Fiscal Year Bonus is subject to change in the discretion of the Board (or any authorized committee thereof). Executive shall not be entitled to receive any bonus with respect to periods after the 2013 Fiscal Year.

c. Equity. During his employment with the Company, all stock options, restricted stock units and other equity incentives granted or issued to Executive by the Company under the Company’s 2007 Equity Incentive Plan (or any successor or other equity compensation plan of the Company) (the “Plan”) shall continue to vest under the terms of Executive’s stock option agreement, restricted stock unit agreement, grant notice, the Plan, and the Plan documents. Executive will not be eligible to receive any additional grants of the Company’s restricted stock units, unless otherwise authorized by the Company in its sole discretion.

d. Benefits. During his employment with the Company, Executive shall, in accordance with Company policy and the terms of the applicable Company benefit plan documents, continue to be eligible to participate in any benefit plan or arrangement, including health, life and disability insurance, retirement plans and the like, that may be in effect from time to time and made available to the Company’s senior management. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

8. Confidential Information Obligations. As a condition of employment, Executive agrees to continue to abide by his Non-Competition, Non-Solicitation, and Confidentiality Agreement (“Confidentiality Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

9. Outside Activities During Employment.

a. No Adverse Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise during his employment without the written consent of the Board. Except with the prior written consent of the Board, Executive will not during his employment undertake or engage in any other employment, occupation or business enterprise; provided that, Executive may engage in civic and not-for-profit activities so long as such activities do not create a conflict with his employment hereunder or materially interfere with the performance of his duties.

b. Noncompetition. Other than as permitted by Section 9(a) herein, during his employment, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, participate in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which competes with the Company, anywhere throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company other than de minimis stock holdings in public companies; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation, and provided that Executive promptly discloses to the Board any such participation, other than such de minimis stock holdings.

10. Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

a. Termination by the Company For Cause.

i. Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated by the Company for Cause (as defined below) by delivery of written notice to Executive. Any notice of termination shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

ii. If, during the Term, Executive’s employment is terminated by the Company for Cause, the Company shall pay Executive any accrued and unpaid Base Salary owed to Executive, expense reimbursement amounts owed to Executive, and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, on the next regularly scheduled Company payroll date following the date of termination, or earlier if required by applicable law. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

b. Resignation by Executive without Good Reason.

i. Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated by Executive without Good Reason (as defined below) by delivery of written notice to the Company. Any notice of resignation shall effect termination thirty (30) days after Executive gives written notice to the Company of Executive’s resignation; provided that the Company may set a termination date at any time between the date of notice and the effective date of resignation, in which case Executive’s resignation shall be effective as of such other date. For avoidance of doubt, in the event that the Company shortens the time period between the date Executive gives written notice of his resignation and the effective date of his resignation, this shall not be construed as a termination by the Company without Cause.

ii. If, during the Term, Executive resigns his employment hereunder without Good Reason, the Company shall pay Executive any accrued and unpaid Base Salary owed to Executive, expense reimbursement amounts owed to Executive, and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, on the next regularly scheduled Company payroll date following the date of termination, or earlier if required by applicable law. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

c. Termination by the Company without Cause or Resignation for Good Reason.

i. Notwithstanding any other provision of this Agreement, Executive’s employment under this Agreement may be terminated without Cause at any time and for any reason, or for no reason or by Executive with Good Reason by delivery of written notice to the other party. Termination by the Company shall be effective on the date Executive is so informed, or as otherwise specified by the Company. Resignation by Executive shall be effective as provided in the definition of “Good Reason” in Section 21 below.

ii. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, the Company shall pay Executive any accrued and unpaid Base Salary owed to Executive, expense reimbursement amounts owed to Executive and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, on the next regularly scheduled Company payroll date following the date of termination, or earlier if required by applicable law.

iii. In addition, subject to Executive furnishing to the Company an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (the “Release”) within the time period specified in the Release, but no later than 60 days following Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) and without regard to any alternate definition thereunder) (a “Separation from Service”), and allowing the Release to become effective in accordance with its terms, then Executive shall be entitled to the following benefits: (A) continuation of Executive’s Base Salary (at the annual base salary rates described in Section 7(a) and subject to standard payroll deductions and withholdings) until the end of the Term; provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date; (B) an amount equal to: (i) the full 2013 Fiscal Year Bonus, payable as a lump sum payment on the Release effective date (namely, the date it can no longer be revoked), if Executive is terminated prior to the Board’s Compensation Committee’s (the “Compensation Committee”) determination of bonus amounts for the 2013 Fiscal Year; or (ii) the amount of the 2013 Fiscal Year Bonus owed to Executive as determined by the Compensation Committee, payable as a lump sum payment on the Release effective date (namely, the date it can no longer be revoked), if Executive is terminated after the Compensation Committee’s determination of bonus amounts for the 2013 Fiscal Year, but prior to the Company’s payment of such bonuses; (C) all stock options, restricted stock units and other equity incentives granted or issued by the Company prior to Executive’s termination under the Company’s 2007 Equity Incentive Plan (or any successor or other equity compensation plan of the Company) that would have become vested (and, if applicable exercisable) in the period between Executive’s termination and the end of the Term shall immediately and without further action become vested (and, if applicable, exercisable), effective upon the Release effective date (namely, the date it can no longer be revoked); and (D) if Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself on the termination date until the earliest of (i) the end of the Term; or (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earlier of (i)-(ii), the “COBRA Payment Period”). Notwithstanding the foregoing, if Executive ceases to be eligible for COBRA continuation coverage or if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums pursuant to this Section 10(c)(iii), the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month (or if Executive is no longer eligible for COBRA continuation coverage, an amount equal to the COBRA premium for the last month that Executive was eligible for COBRA), subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the end of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

iv. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance issued thereunder and any state law of similar effect (collectively, “Section 409A”), and the period during which Executive may sign the Release begins in one calendar year and ends in another, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

d. Termination for Death or Disability.

i. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Disability (as defined below).

ii. If, during the Term, Executive’s employment shall be terminated by death or Disability, the Company shall pay to Executive, his estate, or his heirs, as applicable, any accrued and unpaid Base Salary owed to Executive, expense reimbursement amounts owed to Executive, accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, on the next regularly scheduled Company payroll date following the date of termination, or earlier if required by applicable law. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

e. Expiration of the Term. Upon the expiration of the Term, the Company shall pay Executive any accrued and unpaid Base Salary owed to Executive, expense reimbursement amounts owed to Executive, and accrued and unused vacation benefits earned through the last day of the Term at the rate in effect at the time of the expiration of the Term, less standard deductions and withholdings, on the next regularly scheduled Company payroll date following the expiration of the Term, or earlier if required by applicable law. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

11. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor of the Company by Change in Control, reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties. Transfer of Executive’s employment from the Company to any successor of the Company by Change in Control shall not be deemed a termination of employment for purposes of Section 10 of this Agreement. Neither this Agreement nor any rights or benefits hereunder may be assigned by Executive, except that, upon Executive’s death, Executive’s earned and unpaid economic benefits will be paid to Executive’s heirs or beneficiaries.

12. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the last known residence address of Executive or in the case of the Company, to its principal office to the attention of the Chief Executive Officer of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

14. Arbitration. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules & Procedures of JAMS (“JAMS”); provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Boston, Massachusetts metropolitan area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The Company shall pay all JAMS fees in excess of the amount of filing and other court-related fees Executive would have been required to pay if the claims were asserted in a court of law. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. Nothing in this Agreement shall prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15. Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Benefits”) that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A. It is intended that each installment of the Benefits payments provided for in this Agreement is a separate and distinct “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Benefits payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation from Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Benefits payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Benefits in accordance with the applicable payment schedules set forth in this Agreement. While it is intended that all payments and benefits provided under this Agreement or otherwise to Executive will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that any such payments or benefits are exempt from or compliant with Section 409A. The Company will have no liability to Executive or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. Executive further understands and agrees that Executive will be entirely responsible for any and all taxes on any payments and benefits provided to Executive as a result of this Agreement.

16. Application of Section 280G. If any Benefits payments provided for in this Agreement or any other agreement would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Benefits payments shall be adjusted so that it would equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Benefits payments that would result in no portion of the Benefits payments being subject to the Excise Tax or (y) the total Benefits payments, whichever amount of (x) or (y), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in receipt by Executive, on an after-tax basis, of the greater amount of the Benefits payments notwithstanding that all or some portion of the Benefits payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefits payments equals the Reduced Amount, reduction shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of employee benefits. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of vesting of stock options, restricted stock units or other equity incentive awards compensation (each an “Equity Award”) is to be reduced, such acceleration of vesting shall be cancelled, subject to the immediately preceding sentence, in the reverse order of the date of grant of Executive’s Equity Awards (i.e., earliest granted Equity Award cancelled last).

17. Non-Payment and Clawback. In the event that at any point during Executive’s employment or after Executive’s employment has terminated, the Company reasonably determines upon the completion of an investigation that results in specific evidence of the occurrence of any such action (which evidence shall be disclosed to Executive upon request to the extent the Company is legally permitted to disclose such evidence) that Executive: (a) committed a fraudulent, dishonest or criminal act while employed with the Company which resulted in, or is reasonably likely to result in, harm to the Company; or (b) materially breached or continues to materially breach any of Executive’s obligations under any written agreements executed between the Company and Executive (provided that with respect to this clause (b), the Company has provided Executive at least fifteen (15) days prior notice of its intent to cease payment and/or seek repayment of prior payments pursuant to this Section 17 and such breach, if capable of remedy or cure, has not been remedied or cured by Executive within such fifteen (15) day period), then (and in addition to any other legal remedies available) the Company shall be entitled to cease making any remaining payments otherwise due under this Agreement and Executive shall, within fifteen (15) days of receiving notice from the Company, repay the Company all amounts previously received under this Agreement (including the value of any options, restricted stock units or other equity incentives accelerated under this Agreement as of the time that the acceleration of vesting occurred).

18. Integration. This Agreement, including the Confidentiality Agreement, contains the complete, final and exclusive agreement of the parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes and is in lieu of all prior and contemporaneous oral and written employment agreements or arrangements between the parties, including but not limited to the Amended Severance Agreement; provided that nothing herein shall supersede or replace the acceleration of vesting provided by the Company’s 1999 Stock Option and Incentive Plan.

19. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties, including but not limited to the Company’s obligations under Section 10(c), shall survive any termination of Executive’s employment or the expiration of the Term.

20. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Chief Executive Officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

22. Definitions.

“Board” shall mean the Board of Directors of the Company or any committee thereof.

“Cause” for termination by the Company of Executive’s employment shall mean (a) the willful and continued failure by Executive to perform substantially the duties and responsibilities of Executive’s position with the Company after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed such duties or responsibilities and which, if capable of remedy or cure, provides Executive a period of fifteen (15) days to remedy or cure such conduct; (b) the conviction of Executive by a court of competent jurisdiction of a felony; or (c) the willful engaging by Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise. No act, or failure to act, on Executive’s part shall be deemed “willful” unless committed, or omitted by Executive in bad faith and without reasonable belief that Executive’s act or failure to act was in, or not opposed to, the best interest of the Company. It is also expressly understood that Executive’s attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved Executive’s engagement in such activities.

“Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall have occurred: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of the resulting entity; (c) any sale of all or substantially all of the assets of the Company; or (d) any other acquisition by a third party of all or substantially all of the business or assets of the Company, as determined by the Board, in its sole discretion.

Notwithstanding anything in the foregoing to the contrary, no Change in Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities.

“Disability” shall occur when the Board determines, upon the advice of an independent qualified physician selected by the Company, that Executive has become physically or mentally incapable of performing the essential functions of his job duties under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period. For purposes of this Section, at the Company’s request, Executive agrees to make himself available and to cooperate in a reasonable examination by such independent physician.

“Good Reason” for termination by Executive of Executive’s employment shall mean the occurrence (without Executive’s express written consent) of any one of the following acts by the Company, or failures by the Company to act: (a) a material change in Executive’s status or position as Executive Vice Chairman prior to March 31, 2013, as a result of a diminution of Executive’s duties or responsibilities (other than, if applicable, any such change directly and solely attributable to the fact that the Company is no longer publicly owned) or the assignment to Executive of any duties or responsibilities which are inconsistent with such status or position, or any removal of Executive from such position; (b) a material change in Executive’s status or position as Advisor to the Chief Executive Officer on or after April 1, 2013, as a result of a diminution of Executive’s duties or responsibilities (other than, if applicable, any such change directly and solely attributable to the fact that the Company is no longer publicly owned) or the assignment to Executive of any duties or responsibilities which are inconsistent with such status or position, or any removal of Executive from such position; (c) a material reduction in Executive’s Base Salary; provided that the reduction in Base Salary provided in Section 7(a) and any proportional reduction applied to the base salaries of other officers of equal or senior seniority shall not constitute “Good Reason”; (d) a material reduction in the maximum 2013 Fiscal Year Bonus target during the 2013 Fiscal Year; or (e) the Company requiring Executive to be based at an office that is greater than 50 miles from where Executive’s office is located except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations typically undertaken by Executive; provided that this clause (e) shall not apply to the extent that any new office location is located less than 50 miles from Executive’s residence. Additionally, before Executive may resign for Good Reason, (i) Executive must provide written notice to the Company describing the event, condition or conduct giving rise to Good Reason within fifteen (15) days of the initial occurrence of the event or condition, (ii) the Company must fail to remedy or cure the alleged Good Reason within the thirty (30) day period after receipt of such notice if capable of being cured, and (iii) Executive’s resignation is effective not later than fifteen (15) days after the end of the cure period.

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IN WITNESS WHEREOF, the Company and Executive have signed this Agreement as of the date first above written.

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil Singhal
Name: Anil Singhal
Title: CEO

EXECUTIVE:

/s/ David Sommers
David Sommers